UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                         P.F. Chang's China Bistro, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69333Y108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69333Y108                   13G                     Page 2 of 18 pages
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Investment Partners VI, Limited Partnership
    06-1412578
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,052,079 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,052,079 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,052,079 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.9%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 3 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Associates VI, LLC
    06-1412579
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,052,079 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,052,079 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,052,079 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     10.9%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 4 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VI Affiliates Fund, Limited Partnership
    06-1414970
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        24,548 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        24,548 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,548 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.26%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 5 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VI Affiliates, LLC
    06-1414968
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        24,548 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        24,548 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,548 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.26%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 6 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 7 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Bandel L. Carano
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 8 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Gerald R. Gallagher
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                     Page 9 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Edward F. Glassmeyer
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                    Page 10 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Fredric W. Harman
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                    Page 11 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Ann H. Lamont
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 69333Y108                   13G                    Page 12 of 18 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Eileen M. More
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,076,627 Shares of Common Stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,076,627 Shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,076,627 Shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     11.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 18 pages

                                  Schedule 13G
                         Common Stock, Par Value $0.001
                               CUSIP No. 69333Y108

Item 1(a)         Name of Issuer:
                  P.F. Chang's China Bistro, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  5090 North 40th Street, Suite 160
                  Phoenix, Arizona 85018

Item 2(a)         Name of Person filing:

      Oak Investment Partners VI, Limited Partnership
      Oak Associates VI, LLC
      Oak VI Affiliates Fund, Limited Partnership
      Oak VI Affiliates, LLC
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:

      c/o Oak Management Corporation
      One Gorham Island
      Westport, CT 06880

Item 2(c)         Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

      Common stock, $0.001 par value

Item 2(e)         CUSIP Number: 69333Y108

Item 3            Not Applicable.

Item 4            Ownership.

            The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities are based upon 9,583,218 shares outstanding as of December 4, 1998 as reported in the Issuer's Prospectus.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

      Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8            Identification and Classification of Members of the Group.

      Not applicable

Item 9            Notice of Dissolution of Group.

      Not applicable

Item 10                 Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999


                                    Oak Investment Partners VI
                                    Limited Partnership


                                    By: Oak Associates VI, LLC,
                                        As General Partner

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        Managing Member


                                    Oak Associates VI, LLC

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        Managing Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, As General Partner

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        General Partner


                                    Oak VI Affiliates

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        General Partner

                                    OAK MANAGEMENT CORPORATION

                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------
                                    Name:  Edward F. Glassmeyer
                                    Title: President

                                    /s/ Bandel L. Carano
                                    ------------------------------
                                    Bandel L. Carano


                                    /s/ Fredric W. Harman
                                    ------------------------------
                                    Fredric W. Harman


                                    /s/ Gerald R. Gallagher
                                    ------------------------------
                                    Gerald R. Gallagher


                                    /s/ Edward F. Glassmeyer
                                    ------------------------------
                                    Edward F. Glassmeyer


                                    /s/ Ann H. Lamont
                                    ------------------------------
                                    Ann H. Lamont


                                    /s/ Eileen M. More
                                    ------------------------------
                                    Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A             Agreement of Reporting Persons                         17

                                    Exhibit A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of P.F. Chang's China Bistro, Inc. has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                                    Oak Investment Partners VI Limited
                                    Partnership

                                    By: Oak Oak Associates VI, LLC
                                        As General Partner

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        General Partner


                                    Oak Associates VI, LLC

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        Manager Member


                                    Oak VI Affiliates Fund, Limited Partnership

                                    By: Oak VI Affiliates, As General Partner

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        General Partner


                                    Oak VI Affiliates

                                    By: /s/ Eileen M. More
                                        ------------------------------
                                        General Partner

                                    OAK MANAGEMENT CORPORATION

                                    By: /s/Edward F. Glassmeyer
                                        ------------------------------
                                    Name:  Edward F. Glassmeyer
                                    Title: President

                                    /s/ Bandel L. Carano
                                    ------------------------------
                                    Bandel L. Carano

                                    /s/ Fredric W. Harman
                                    ------------------------------
                                    Fredric W. Harman

                                    /s/ Gerald R. Gallagher
                                    ------------------------------
                                    Gerald R. Gallagher

                                    /s/ Edward F. Glassmeyer
                                    ------------------------------
                                    Edward F. Glassmeyer

                                    /s/ Ann H. Lamont
                                    ------------------------------
                                    Ann H. Lamont

                                    /s/ Eileen M. More
                                    ------------------------------
                                    Eileen M. More